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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                              SCHEDULE 13G

               Under the Securities Exchange Act of 1934
                           (Amendment No. 2)

                                Sonus, Corp.
                           (Name of Issuer)

                                Common Stock
                    (Title of Class of Securities)

                                  835691106
                              (CUSIP Number)

                                March 1, 1999
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                         /___/     Rule 13d-1(b)
                         /_x_/     Rule 13d-1(c)
                         /___/     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)               Page 1 of 11

CUSIP No. 835691106                13G                 Page 2 of 11 Pages

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1    NAME OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     RS Investment Management Co. LLC
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)/   /
     (b)/  /
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
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       NUMBER OF    5    SOLE VOTING POWER
        SHARES           -0-
     BENEFICIALLY        ---------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH            809,800
      REPORTING          ---------------------------------------
        PERSON      7    SOLE DISPOSITIVE POWER
         WITH            -0-
                         ---------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         809,800
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     809,800
----------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     13.2%
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
     OO, HC
----------------------------------------------------------------

CUSIP No. 835691106                13G                 Page 3 of 11 Pages

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1    NAME OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     RS Investment Management, L.P.
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)/  /
     (b)/  /
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
----------------------------------------------------------------
       NUMBER OF    5    SOLE VOTING POWER
        SHARES           -0-
     BENEFICIALLY        ---------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH            809,800
      REPORTING          ---------------------------------------
        PERSON      7    SOLE DISPOSITIVE POWER
         WITH            -0-
                         ---------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         809,800
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     809,800
----------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     13.2%
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
     PN, IA
----------------------------------------------------------------

CUSIP No. 835691106                13G                 Page 4 of 11 Pages

----------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     RS Value Group LLC
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)/  /
     (b)/  /
----------------------------------------------------------------
3    SEC USE ONLY
----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
----------------------------------------------------------------
       NUMBER OF    5    SOLE VOTING POWER
        SHARES           -0-
     BENEFICIALLY        ---------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH            802,300
      REPORTING          ---------------------------------------
        PERSON      7    SOLE DISPOSITIVE POWER
         WITH            -0-
                         ---------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         802,300
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     802,300
----------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     13.1%
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
     OO
----------------------------------------------------------------

CUSIP No. 835691106                13G                 Page 5 of 11 Pages

----------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     The RS Orphan Fund, L.P.
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)/  /
     (b)/  /
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
----------------------------------------------------------------
       NUMBER OF    5    SOLE VOTING POWER
        SHARES           -0-
     BENEFICIALLY        ---------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH            630,300
      REPORTING          ---------------------------------------
        PERSON      7    SOLE DISPOSITIVE POWER
         WITH            -0-
                         ---------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         630,300
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     630,300
----------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     10.3%
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
     PN
----------------------------------------------------------------

CUSIP No. 835691106                13G            Page 6 of 11 Pages

ITEM 1.

     (a)  The name of the issuer is Sonus Corp. (the "Issuer").

     (b) The principal executive office of the Issuer is located at 111 SW 5th Avenue, Suite 2390, Portland, OR 97204.


ITEM 2.

     (a-c) See Annex I for information on the persons filing this statement (collectively, the "Filers").

     (d) This statement relates to shares of common stock of the Issuer (the "Stock").

     (e)  The CUSIP number of the Stock is 835691106.

CUSIP No. 835691106                13G            Page 7 of 11 Pages

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) ___ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  ___  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) ___ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) ___ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  ___  An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

     (f) ___ An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

     (g) ___ A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

     (h) ___ A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) ___ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  ___  Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

CUSIP No. 835691106                13G            Page 8 of 10 Pages

ITEM 4.  OWNERSHIP

See Items 5-9 and 11 on the cover page for each Filer.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

RS Investment Management, L.P. is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. No client other than The RS Orphan Fund, L.P. owns greater than 5% of the Stock.

CUSIP No. 835691106                13G            Page 9 of 11 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Annex I

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    July 20, 1999

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/  G. Randall Hecht
          G. Randall Hecht
          Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/  G. Randall Hecht
          G. Randall Hecht
          Chief Executive Officer

RS VALUE GROUP LLC
By:  RS Investment Management, L.P.
     Manager
     By:  /s/  G. Randall Hecht
               G. Randall Hecht
               Chief Executive Officer

THE RS ORPHAN FUND, L.P.
By:  RS Value Group LLC
     General Partner
     By:  RS Investment Management, L.P
          Manager
          By:  /s/  G. Randall Hecht
                    G. Randall Hecht
                    Chief Executive Officer

CUSIP No. 835691106                13G            Page 10 of 11 Pages



                                  EXHIBIT A

                           JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:    July 20, 1999

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/  G. Randall Hecht
          G. Randall Hecht
          Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/  G. Randall Hecht
          G. Randall Hecht
          Chief Executive Officer

RS VALUE GROUP LLC
By:  RS Investment Management, L.P.
     Manager
     By:  /s/  G. Randall Hecht
               G. Randall Hecht
               Chief Executive Officer

THE RS ORPHAN FUND, L.P.
By:  RS Value Group LLC
     General Partner
     By:  RS Investment Management, L.P
          Manager.
          By:  /s/  G. Randall Hecht
                    G. Randall Hecht
                    Chief Executive Officer

CUSIP No. 835691106                13G            Page 11 of 11 Pages


                                   Annex I

The filers are:


I. (a) RS Investment Management Co. LLC, a Delaware Limited Liability Company, is the General Partner of RS Investment Management, L.P.
     (b)  holding company

II. (a) RS Investment Management, L.P., a California Limited Partnership, is the Manager of RS Value Group LLC.
     (b)  registered investment adviser

III. (a) RS Value Group LLC, a Delaware Limited Liability Company, is the General Partner of The RS Orphan Fund, L.P.
     (b)  holding company

IV.  (a)  The RS Orphan Fund, L.P. is a California Limited Partnership.
     (b)  investment partnership


The principal office and principal place of business of the filers is 388 Market Street, Suite 200, San Francisco, CA 94111: